Exhibit 10.41

STAKING & DELEGATION TECHNOLOGY SERVICES

AGREEMENT

This Staking & Delegation Technology Services Agreement (the “Agreement”) dated November 5, 2025 (the “Effective Date”) is between Yuma Validator, LLC, a Delaware limited liability company located at 290 Harbor Drive, Fifth Floor, Stamford, CT 06902 (“Yuma”), and TAO Synergies Inc. (“Delegator”), a Delaware corporation located at 1185 Avenue of the Americas, 3rd Floor, New York, New York 10036.

WHEREAS, Yuma operates one or more validator nodes in order to support the integrity and reliability of the Supported Blockchain (as defined below) and offers a non-custodial validation technology service to Token holders through Yuma’s proprietary computational systems that facilitate the performance of the Validation Rights (as defined below); and

WHEREAS, Delegator wishes to custody certain Tokens with a third-party custodian (the “Custodian”) that permits delegation of the Validation Rights regarding the staking of its Tokens, to Yuma’s Validator on the terms of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	DEFINITIONS

The definitions for some defined terms used in this Agreement are set forth below. Other terms may be defined elsewhere in this Agreement.

1.1“Agreement” means this Staking & Delegation Technology Services Agreement, as it may be updated, supplemented, and amended from time to time.

1.2“Affiliate” means, with respect to any entity, any other entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such entity. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract, or otherwise.

1.3“Confidential Information” means: (i) with respect to Yuma, any and all source code relating to the Validator or the Website and any other non-public information or material regarding Yuma, any of its Affiliates, or their respective businesses, including but not limited to its legal or business affairs, financing, customers, Representatives, properties, pricing, or data; and (ii) with respect to Delegator, any non-public information or material regarding Delegator’s legal or business affairs, financing, customers, properties, or data. Notwithstanding any of the foregoing, Confidential Information does not include information which: (a) is or becomes public knowledge without any breach of confidentiality obligations by the Party to which the Confidential Information is disclosed (the “Receiving Party”) or its Representatives; (b) is documented as being known to the Receiving Party prior to its disclosure by the other Party (the “Disclosing Party”); (c) is independently developed by the Receiving Party without reference to, use of, or access to the Confidential Information of the Disclosing Party and is so documented; or (d) is obtained by the Receiving Party without restrictions on use or disclosure from an independent third party.

1.4“Law” means any applicable statute, law, ordinance, regulation, rule, code, constitution, treaty, common law, other requirement, or rule of law of any governmental authority.

1.5“Missed Rewards” means any Delegator’s Rewards that would have been received but for Yuma’s failure to perform the Services on the Supported Blockchain in accordance with the requirements of this Agreement, or Yuma’s gross negligence, fraud, or willful misconduct in providing the Services. Any Missed Rewards shall be calculated based on historic rewards per epoch on the Supported Blockchain. Missed Rewards does not mean nor include the optimization of Rewards.

1.6“Party” means Yuma or Delegator, as applicable; and “Parties” means, together, Yuma and Delegator.

1.7“Person” means any individual, organization, business, partnership, entity, corporation, or government.

1.8“Prohibited Content” means content that: (i) is illegal under Law; (ii) violates any third party’s intellectual property rights, including copyrights, trademarks, patents, and trade secrets; (iii) contains indecent or obscene material; (iv) contains libelous, slanderous, or defamatory material, or material constituting an invasion of privacy or misappropriation of publicity rights; (v) promotes unlawful or illegal goods, services, or activities; (vi) contains false, misleading, or deceptive statements, depictions, or sales practices; or (vii) contains viruses, Trojan horses, worms, or any other harmful, malicious, or hidden procedures, routines, mechanisms, or code.

1.9“Rewards” or “Staking Reward” means any rewards in the form of Tokens granted by the Supported Blockchain for Yuma’s performance of validation work and that are actually granted by the Supported Blockchain and received in connection with the performance of the Services.

1.10“Representatives” means, in respect of a Person, its officers, directors, employees, Affiliates, advisors and agents, as applicable.

1.11“Root Subnet Staking” means the on‑chain delegation of TAO by a Token holder to a validator on Subnet Zero (the “Root Subnet”) of the Bittensor network. On the Root Subnet, stake is held in TAO (not converted to a subnet alpha token). A Token holder who engages in Root Subnet Staking is entitled to the pro‑rata TAO emissions attributable to that validator’s stake across the Supported Blockchain, as calculated and distributed programmatically by the Supported Blockchain. Root Subnet Staking does not itself involve operating a validator or miner, running consensus, producing blocks, or setting protocol rules.

1.12“Supported Blockchain” means the blockchain protocol known as Bittensor on which Yuma operates the Validator and may exercise Validation Rights delegated to it by Delegator.

1.13“Token” means $TAO (whole or fractional), the native cryptographic token of the Bittensor network, solely to the extent such tokens are used in connection with Root Subnet Staking (including delegation, reward accrual, and distribution) on the Supported Blockchain.

1.14“Validation Rights” means, solely in connection with Root Subnet Staking on the Supported Blockchain, the rights of a Token holder to: (i) delegate and allocate (or reallocate) TAO stake among Root Subnet validators; (ii) accrue and receive emissions attributable to such stake; and (iii) revoke such delegation pursuant to protocol rules. For clarity, these rights do not include operating a validator or miner, participating in block production or protocol governance, or otherwise exercising control over the network’s consensus.

1.15“Validator” means Yuma’s proprietary computational infrastructure that it uses to perform the Services.

1.16“Website” means https://www.Yumaai.com.

2.DELEGATION

2.1Subject to the protocols of the Supported Blockchain, by interacting directly with the Supported Blockchain:

(a)Delegator may delegate or cause its Custodian to delegate any number of Tokens to Yuma’s Validator at any time during the Term; and

(b)Delegator may cease delegating or cause its Custodian to cease delegating, such Tokens at any time.

2.2Delegator shall not delegate any Tokens to Yuma’s Validator hereunder if Delegator could reasonably expect that any condition described in Section 5.1(a) to and including (d) is not satisfied and, in the event that any such condition ceases to be satisfied, then Delegator or Yuma, as applicable, shall promptly deliver written notice of the same to the other Party and give the other Party a reasonable amount of time (not to exceed 30 days) to rectify any non-satisfaction of any condition described in Section 5.1 and set out in the written notice.

3.SERVICES

3.1Services. Subject to the terms of this Agreement, Yuma will provide the following non- custodial technology services (together, the “Services”):

(a)exercise the Validation Rights with respect to the Tokens delegated to it by Delegator by participating in consensus on the Supported Blockchain in a manner intended to generate Rewards;

(b)perform the Services described in Section 3.1(a) for Delegator in a commercially reasonable manner; provided that, at all times, the Delegator is solely responsible for choosing to delegate Tokens to Yuma. Delegator is to perform its own risk assessment of the Supported Blockchain and shall not be entitled to rely on any research or analysis provided by

Yuma for purposes of making any decisions with respect to the Supported Blockchain or the delegation to Yuma of any Validation Rights or Tokens; and

(c)provide the Services in a manner that meets the service levels set forth in Schedule A attached hereto; provided that Yuma shall perform all Services not otherwise subject to a service level requirement in accordance with industry standards and consistent with its past practices.

4.REWARDS

4.1Determination of Commission Rate. Notwithstanding any fees charged by the Custodian, the service fees charged to Delegator under this Agreement shall be Yuma’s public commission rate established on the Supported Blockchain and published at https://taostats.io/validators (the “Commission Rate”). Yuma may change the Commission Rate in its sole and absolute discretion from time to time by updating the published rate.

4.2Transfer of Rewards. The Parties acknowledge that the performance of the Services by Yuma is intended to result in the transfer of Rewards automatically by the Supported Blockchain on- chain to Delegator to the wallet address from which Delegator delegated the Tokens to Yuma’s Validator in connection with this Agreement.

4.3Rewards Not Guaranteed. Delegator acknowledges that the transfer of Rewards by the Supported Blockchain is not guaranteed (even if Yuma performs the Services in accordance with this Agreement), and that Yuma is not responsible for any failure by the Supported Blockchain to transfer Rewards or for a loss, destruction or transfer by the Supported Blockchain of Rewards to an incorrect wallet.

4.4No Custody. Delegator acknowledges and agrees that: (i) Yuma will not accept or take custody over any Tokens or Rewards for or on behalf of Delegator in connection with the Services or otherwise, (ii) Yuma has no responsibility or control over whether the Supported Blockchain distributes any Rewards to Delegator, and (iii) Yuma’s sole obligation under this Agreement is to perform the Services and its other duties hereunder, upon the terms and conditions set forth in this Agreement.

4.5Protocol Changes, Airdrops & Forks

The Parties acknowledge and agree that the Supported Blockchain’s protocols may change, and airdrops or forks may arise, in each case outside of the control of Yuma and that, therefore, except as may be otherwise provided in this Agreement:

(i)Yuma may reasonably respond to protocol changes, airdrops or forks in any way that Yuma determines appropriate in its reasonable discretion;

(ii)The reasonable exercise by Yuma of any right or power that is available to it in its capacity as a validating node on the Supported Blockchain shall not constitute a breach or violation of any obligation owed by Yuma to Delegator under this Agreement; and

(iii)Other than as a result of its gross negligence, fraud, or willful misconduct, or breach of this Agreement, Yuma is not responsible for any losses or reductions in value in respect of the Tokens or otherwise suffered by Delegator, including, without limitation, in connection with protocol changes, airdrops or forks.

5.CONDITIONS

5.1The obligation of Yuma to perform the Services is conditional on the satisfaction of the following conditions precedent as of the Effective Date and the time of performance of the Services:

(a)Yuma operates a validator node on the Supported Blockchain;

(b)the covenants and obligations of Delegator under this Agreement are performed and satisfied;

(c)the representations and warranties of Delegator set forth herein are true, accurate and complete as of all times on and after the date of this Agreement during the Term; and

(d)neither the delegation of the Validation Rights to Yuma, nor Yuma’s performance of Services, constitute, or would be reasonably expected to result in (with or without notice, lapse of time, or both) a breach or violation of any applicable Law (within the jurisdiction which Yuma is incorporated), or agreement to which Delegator or Yuma is a party or by which Delegator or Yuma is bound, including this Agreement and the protocols of the Supported Blockchain.

6.TAXES

6.1Delegator shall be solely responsible for the payment to applicable governmental authorities of any and all taxes, penalties, duties, and interest (together, “Taxes”) (i) applicable to the Delegator’s Rewards and other amounts receivable or received by Delegator in connection with or resulting from this Agreement, and (ii) all other Taxes of Delegator or which may apply to Delegator resulting from or related to the transactions contemplated under this Agreement or otherwise.

6.2Yuma shall be solely responsible for the payment to applicable governmental authorities of any and all Taxes (i) applicable to Yuma’s portion of the Commission Rate and other amounts receivable or received by Yuma in connection with this Agreement, and (ii) all other Taxes of Yuma or which may apply to Yuma resulting from or related to the transactions contemplated under this Agreement or otherwise.

6.3Neither Yuma nor any of its agents, Affiliates or Representatives have provided or will provide advice or guidance with respect to any Law, applicable Tax or other obligations of Delegator. Delegator is strongly encouraged to seek advice from Delegator’s legal and tax advisors with respect to any Law, applicable Tax and other obligations of Delegator related to the entering into and performance of this Agreement.

7.TERM, TERMINATION, AND SURVIVAL

7.1Term. The term of this Agreement (the “Term”) shall commence on the Effective Date and continue for an initial period of two (2) years (the “Initial Term”). Following the Initial Term, this Agreement shall automatically renew for successive one (1) year periods unless earlier terminated in accordance with Section 7.2.

7.2Termination. Either Party may terminate this Agreement for convenience on the delivery of sixty (60) days’ written notice to the other Party following the Initial Term. The parties may also terminate this Agreement as follows:

(a)Upon written notice to the other Party for material breach of this Agreement that is not cured within thirty (30) days following delivery of written notice to the breaching Party; or

(b)Immediately upon written notice to the other Party if the terminating Party (i) reasonably determines that the Services can no longer be performed in compliance with applicable Law, (ii) upon the occurrence of any event which requires Yuma to cease operating the Validator on the Supported Blockchain including due to heightened regulatory risk, or (iii) if there is a change in Law that renders or would render continued involvement with, or operation of, the Supported Blockchain or the Validator, or the provision of any Services described herein, undesirable, illegal or impracticable.

7.3Effect of Termination. Upon the termination of this Agreement:

(a)Delegator will cease delegating Tokens to Yuma.

(b)Section 15.11 (Exclusivity) shall terminate.

(c)Yuma shall, from the moment of notice of termination and then for such period until the Agreement has terminated in accordance with this Section 7 (the “Exit Period”), to the extent Yuma reasonably deems the continued provision of Services hereunder to be permitted by Law, ensure that the terminated Services continue to be performed (subject to the protocols of the Supported Blockchain) in accordance with the requirements of this Agreement.

(d)Upon reasonable written request, each Party shall either return to the other Party (or, at its option, destroy and provide such other Party with written certification (email being sufficient)) of the destruction of all documents, computer files, and other materials containing any of such other Party’s Confidential Information that are in its possession or control.

7.4Survival. The following provisions will survive any expiration or termination of this Agreement: 1, 4, 6, 7.3, 7.4, 8, 10, 11, 13, 14, 15.1, 15.3 – 15.10, and 15.12 – 15.16.

8.CONFIDENTIALITY

The Receiving Party will: (i) protect the confidentiality of the Disclosing Party’s Confidential Information using the same degree of care that it uses with its own confidential information of similar nature, but with no less than reasonable care; (ii) not use any of the Disclosing Party’s

Confidential Information for any purpose other than as may be necessary in connection with the performance of this Agreement; and (iii) not disclose the Disclosing Party’s Confidential Information to any party other than its Representatives as reasonably required to perform this Agreement provided they are bound by obligations of confidentiality at least as restrictive as those set forth in this Agreement. If the Receiving Party is legally compelled to disclose any of the Disclosing Party’s Confidential Information, the Receiving Party will, if legally permitted to do so, provide the Disclosing Party prompt prior written notice of such requirement so that the Disclosing Party may at its sole expense seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Section. If such protective order or other remedy is not obtained or the Disclosing Party waives compliance with the terms of this Section, the Receiving Party may furnish only that portion of the Confidential Information which it is legally required to disclose in the opinion of its counsel. Notwithstanding anything to the contrary herein, either Party may disclose, without notice to the other Party, Confidential Information pursuant to a request or regular or routine inspection by a governmental agency or regulator or any supervisory or regulatory authority with jurisdiction over such Party so long as such request or inspection is not targeted at the Disclosing Party or its Affiliates or this Agreement. Upon request by a Disclosing Party to the Receiving Party, at any time or upon termination of this Agreement, the Receiving Party must promptly return or, at its option, destroy, with appropriate written certification to the Disclosing Party (email being sufficient), all Confidential Information of the Disclosing Party in tangible form then in or under its or its Representatives’ possession or control, and expunge from its and its Representatives’ systems and records all Confidential Information of the Disclosing Party in any other form, subject only to its bona fide data retention policies, reasonable technical limitations and applicable Law; provided that any

Confidential Information so retained shall remain subject to the confidentiality obligations herein notwithstanding any termination of this Agreement. The Disclosing Party shall immediately notify the other Party upon becoming aware of any loss or unauthorized disclosure of the Confidential Information of the other Party.

9.INTELLECTUAL PROPERTY

All right, title, and interest in and to the Validator and the Website, including all modifications, improvements, adaptations, and enhancements made thereto, are and shall remain sole and exclusive property of Yuma. All rights, title and interest in and to the Delegator platform and website, including all modifications and improvements, adaptions and enhancements made thereto, are and shall remain the sole and exclusive property of Delegator.

10.LIMITATIONS OF USE

Delegator shall not, and will not authorize, permit, or encourage any third party to: (i) reverse engineer, decompile, disassemble, or otherwise attempt to discern the source code or interface protocols of the Validator or the Website; (ii) modify, adapt, or translate the Validator or the Website; (iii) make any copies of the Validator or the Website; (iv) resell, distribute, or sublicense the Validator or the Website; (v) remove or modify any proprietary marking or restrictive legends placed on the Validator or the Website; (vi) use the Validator or Website (A) in violation of any Law or regulation, (B) to build a competitive product or service, or (C) for any purpose other than to perform this Agreement; nor (vii) introduce, post, upload, transmit, or otherwise make available to or from the Validator or the Website any Prohibited Content.

11.REPRESENTATIONS AND WARRANTIES; DISCLAIMER

11.1Mutual Representations and Warranties. Each Party represents and warrants to the other Party, as of the Effective Date and each date on which Delegator delegates Validation Rights to Yuma, that:

(a)The Party is duly organized and existing in good standing under the laws of its jurisdiction of organization, has all corporate powers required to carry on its business as now conducted, and is duly qualified to do business and is in good standing in each jurisdiction where such qualification is necessary;

(b)The Party has all required capacity, authority, and power to enter into and perform its obligations under this Agreement, and this Agreement constitutes a legal, valid and binding obligation of the Party enforceable against the Party in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and principles of equity;

(c)The Party is authorized under and in material compliance with all applicable Laws including licensing requirements governing its operations and activities;

(d)The execution, delivery, and performance of this Agreement by the Party (i) will not conflict with or violate in any material manner any Law, and (ii) are not in violation or breach of, and will not conflict with or constitute a default under, any contract, agreement, or commitment binding upon it, including with the Custodian; and

(e)Neither Party currently believes based on current Law and published interpretations thereof, that the delegation of Validation Rights by Delegator to Yuma, nor Yuma’s performance of this Agreement (i) represents or constitutes a loan or a contribution of capital to, or other investment in, Yuma; (ii) provides Delegator with any ownership interest, equity, security, or right to or interest in the assets, rights, properties, revenues or profits of, or voting rights whatsoever in, Yuma; (iii) creates or implies any fiduciary or other agency relationship between Yuma (or any of its directors, officers, employees, agents, or Affiliates) and Delegator or entitles Delegator to any fiduciary duty or similar duty on the part of any of the foregoing Persons; or (iv) involves the offer and sale of securities under applicable Law.

(f)Each Party and its respective Representatives, as applicable, are in compliance with the Foreign Corrupt Practices Act of 1977 (United States) and, where applicable, similar Laws of other jurisdictions. Each Party and its Representatives, where applicable, are in compliance with anti-money-laundering and anti-terrorist- financing obligations under the Law of the United States and, where applicable, similar Laws of other jurisdictions.

(g)Neither Party nor its respective Representatives has been convicted of, nor has agreed to enter into a pretrial diversion or similar program in connection with the prosecution of, a criminal offense involving theft, dishonesty, breach of trust, money laundering, or the illegal manufacture, sale, distribution of, or trafficking in controlled substances, or substantially equivalent activity in a domestic, military, or foreign court.

(h)Neither Party nor its Representatives is (i) a Person described or designated in the Specifically Designated Nationals and Blocked Persons List of the U.S. Department of the Treasury Office of Foreign Assets Control, Section I of the U.S. Anti- Terrorism Order, the Regulations Establishing a List of Entities under s.83.05(1) of the Criminal Code of Canada, any regulations promulgated under Canada’s Special Economic Measures Act, United Nations Act, Justice for Victims of Corrupt Foreign Officials Act, Freezing of Assets of Corrupt Foreign Officials Act, or the United Nations Security Council Consolidated Sanctions List, or (ii) engaged in any dealings or transactions with any such Person.

(i)Without limiting the generality of the foregoing, neither Party is, and neither is owned or controlled by, nor acting on behalf of, any Person who is identified on any list of prohibited parties under any Law or by any governmental authority, including, without limitation, the lists maintained by the United Nations Security Council, the U.S. government (including the U.S. Department of the Treasury’s Specially Designated Nationals and Foreign Sanctions Evaders lists), or the European Union (EU) or its member states. Neither Party is, and neither is owned or controlled by, nor acting on behalf of, any Person who is located, ordinarily resident, organized, established, or domiciled in Cuba, Iran, North Korea, Sudan, Syria, the Crimea region of Ukraine (including Sevastopol), or any other country or jurisdiction against which the U.S. maintains comprehensive economic sanctions or an arms embargo. To the best of each Party’s knowledge, any assets, funds, or Tokens used in connection with this Agreement are not derived from, and do not otherwise represent the proceeds of, any activities conducted in violation of any Law.

11.2Representations and Warranties of Delegator. In addition to the representations and warranties set forth in Section 11.1, Delegator represents and warrants to Yuma, as of the Effective Date and each date on which Delegator delegates Validation Rights to Yuma, that:

(a)To the best of Delegator’s knowledge after due inquiry, Delegator has all right, title and interest in and to the Tokens;

(b)Delegator is not entering into this Agreement for the purpose of making an investment with respect to Yuma, but instead, and only, to receive the Services from Yuma; and

(c)Delegator is sophisticated and experienced in using and evaluating the Supported Blockchain and applicable protocols and related technologies. Delegator has conducted and will conduct their own due diligence and analysis of the Supported Blockchain and the matters provided under this Agreement in order to determine whether Delegator wishes to enter into this Agreement, and to have Yuma perform the Services. Delegator has not relied upon any information, statement, omission, representation or warranty, express or implied, written or oral, made by or on behalf of Yuma in connection with the entering into and performance of this Agreement by the Parties.

11.3Notice. Each Party shall promptly notify the other party, in writing, if, at any time after the date of this Agreement, any of the representations, warranties and covenants made by it under this Agreement fail to be true and correct as if made at and as of such time. Such notice shall describe in reasonable detail the representation, warranty or covenant affected, the circumstances giving rise to such failure and the steps the notifying Party has taken or proposes to take to rectify such failure.

11.4Disclaimer. Except as expressly set forth herein, the Services, the Validator, the Website, their components, and any other materials provided hereunder are provided “as is” and “as available”, and Yuma does not make any warranties with respect to the same or otherwise in connection with this Agreement (except as explicitly provided in this Agreement) and hereby disclaims any and all express, implied, or statutory warranties, including any warranties of non-infringement, merchantability, fitness for a particular purpose, availability, error-free or uninterrupted operation, and any warranties arising from a course of dealing, course of performance, or usage of trade. To the extent that Yuma may not as a matter of Law disclaim any implied warranty, the scope and duration of such warranty will be the minimum permitted under such Law. Without limiting the foregoing, Yuma makes no representations or warranties with regard to the potential market for the Service or the amount of Rewards that may be generated under this Agreement.

12.LIMITATION OF LIABILITY

12.1In no event will Yuma be liable to the Delegator or any other Person for any incidental, indirect, consequential damages or losses of any kind (e.g., revenues or profits) arising from or relating to this Agreement, regardless of whether the relevant party was advised, had other reason to know, or in fact knew of the possibility thereof.

12.2Notwithstanding anything herein, in no event will Yuma be liable to Delegator or any other Person for any amounts or any damages or losses caused solely by protocol-wide malfunction of the Supported Blockchain.

12.3Except for each Party’s indemnification obligations pursuant to this Agreement, in no event shall Yuma’s aggregate liability under or in connection with this Agreement exceed $5,000.

12.4Yuma shall be liable to Delegator for any Missed Rewards, subject to the liability cap in Section 12.3, which shall be the sole and exclusive remedy for any failure of Yuma to perform the Services as required by the terms of this Agreement, including the service level terms in Schedule A. For the avoidance of doubt, Yuma shall not be liable to any person if any such Missed Rewards were due to a Force Majeure Event or an event described in Section 12.2.

13.INTENTIONALLY OMITTED.

14.INDEMNIFICATION

14.1Each Party (in such capacity, the “Indemnifying Party”) shall defend, indemnify, and hold harmless the other Party and its affiliates and their respective officers, directors, shareholders, managers, employees, as applicable (together, the “Indemnified Parties”), from all liabilities, damages, costs, and reasonable expenses (including reasonable attorneys’ fees) incurred by such indemnified parties in connection with any third-party action, claim, proceeding, or other damage, cost or liability (each, a “Claim”) arising from the Indemnifying Party’s gross negligence, fraud, or willful misconduct, or breach of this Agreement, except to the extent such breach is caused by the gross negligence, fraud, or willful misconduct of any Indemnified Party; provided that the foregoing obligations shall be subject to the Indemnified Party: (i) promptly notifying the Indemnifying Party in writing of the Claim; and (ii) providing the Indemnifying Party, at the expense of the Indemnifying Party, with reasonable cooperation in the defense of the Claim. The Indemnified Parties shall have the right to participate at their own expense and by their own counsel in the defense of any such Claim, and in such event, the Parties shall cooperate with each other in the defense of any such action, suit or proceeding hereunder. Notwithstanding the foregoing, the Indemnifying Party will not agree to any settlement that either (i) admits or implies fault of any Indemnified Party or requires any other type of stipulation from or on behalf of any Indemnified Party (including a “no admit/no deny” statement or anything similar), (ii) obligates any Indemnified Party to pay damages, civil penalties, or any other monetary fines or amounts or (iii) purports to bind or obligate or restrict the activities of any Indemnified Party in any way, in each case, without the prior written consent of the Indemnified Parties. For the avoidance of doubt, nothing herein shall require the Indemnified Parties to enter into any settlement with respect to any such claim.

15.GENERAL PROVISIONS

15.1Interpretation

(a)Headings. The headings in this Agreement are for reference only and will not affect the interpretation of this Agreement.

(b)References to Agreements. The term “Agreement” and any reference to this Agreement or any other agreement or document includes, and is a reference to, this Agreement or such other agreement or document as it may have been, or may from time to time be amended, restated, replaced, supplemented or novated.

(c)Non-Strict Construction. The language used in this Agreement is the language chosen by the Parties to express their mutual intent, and no rule of strict construction will be applied against a Party.

(d)Other Terms.

(i)The words “including”, “includes”, and “include” mean “including (or includes or include) without limitation”.

(ii)Any reference in this Agreement to a person includes his, her, or its heirs, administrators, executors, legal representatives, successors, and permitted assigns, as applicable.

(iii)Any reference in this Agreement to gender includes all genders, and words importing the singular number only include the plural and vice-versa.

15.2Assignment. Neither Party shall assign or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other Party; provided that Yuma may assign or otherwise transfer this Agreement or any of its rights or obligations hereunder: (i) to any of its Affiliates without prior written consent or notice; or (ii) in connection with a change of control transaction (whether by merger, consolidation, sale of equity interests, sale of all or substantially all assets, or otherwise), provided that in all cases, the assignee is, upon the assignment or transfer, bound by the terms and conditions of this Agreement. Any assignment or other transfer in violation of this Section will be null and void. Subject to the foregoing, this Agreement will be binding upon and inure to the benefit of the Parties and their successors and permitted assigns.

15.3Waiver. No failure or delay by either Party in exercising any right or remedy under this Agreement shall operate or be deemed as a waiver of any such right or remedy. Without limiting the generality of the foregoing, Yuma shall not be deemed to have waived any of the conditions described in Section 5, or waived or released any claim, right, power, privilege or remedy related thereto, by virtue of providing Services to Delegator while having no specific knowledge that such condition is not satisfied with respect to Delegator.

15.4Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard for choice of law provisions thereof.

15.5Exclusive Forum. If any claim, dispute, or controversy occurs between the Parties relating to the interpretation or implementation of any of the provisions of this Agreement, such dispute shall be resolved by private, confidential and binding arbitration. Such arbitration shall be conducted by a single arbitrator. The arbitrator shall be appointed by agreement of the Parties or, in the absence of an agreement, such arbitrator shall be appointed by a judge upon the application of either Party. Arbitration shall be held in the state of New York in the United States, unless otherwise agreed by the Parties. The arbitration procedure to be followed shall be agreed by the Parties or, in absence of an agreement, determined by the arbitrator. The arbitration shall proceed in accordance with the Arbitration Association of America. Subject to any right of appeal, the decision arrived at by the arbitrator shall be final and binding. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction.

15.6No Class Action. Without limiting the foregoing, each Party may only make a claim or proceeding against the other Party in the first Party’s individual capacity and shall not as a plaintiff or class member in any purported class or representative action or proceeding.

15.7Notices. All notices required under this Agreement (other than routine operational communications) must be in writing and delivered to the personnel designated below. Such notices shall be effective upon actual delivery to the other Party, if delivered in person or by e-mail.

To Yuma:

To Delegator:

15.8Independent Contractors. The Parties are independent contractors. Neither Party shall be deemed to be an employee, agent, partner, joint venturer, or legal representative of the other for any purpose, and neither shall have any right, power, or authority to create any obligation or responsibility on behalf of the other.

15.9Severability. If any provision of this Agreement is found invalid or unenforceable by a court of competent jurisdiction, that provision shall be amended to achieve as nearly as possible the same economic effect as the original provision, and the remainder of this Agreement shall remain in full force and effect. Any provision of this Agreement, which is unenforceable in any jurisdiction, shall be ineffective only as to that jurisdiction, and only to the extent of such unenforceability, without invalidating the remaining provisions hereof.

15.10Force Majeure. Neither Party shall be deemed to be in breach of this Agreement for any failure or delay in performance to the extent caused by reasons beyond its reasonable control, including acts of God, epidemics or pandemics, government sanctions, earthquakes, strikes, or shortages and unavailability of materials or resources, and operations and actions of and changes to the Supported Blockchain (“Force Majeure Events”).

15.11Exclusivity. Beginning on the Effective Date and for a period of 18 months thereafter, Delegator hereby covenants and agrees that it will delegate at least 90% of the Tokens subject to Root Subnet Staking to which it is exercising its Validation Rights exclusively to a Yuma Validator. Delegator acknowledges that this exclusivity commitment is a material inducement for Yuma’s entry into this Agreement, and that any breach of this provision would cause immediate and irreparable harm to Yuma for which monetary damages may be an inadequate remedy. In the event of an actual or threatened breach of this exclusivity obligation, Yuma shall be entitled to seek injunctive relief or specific performance, in addition to any other rights and remedies available at law or in equity. Notwithstanding the foregoing, Yuma may perform staking services for other parties and nothing related to Yuma’s Services shall be exclusive to Delegator.

15.12Third-Party Beneficiaries. Except as set forth in Section 14, there are no other third-party beneficiaries under this Agreement.

15.13Entire Agreement. This Agreement constitutes the final and complete agreement between the Parties regarding the subject matter hereof, and supersedes any prior or contemporaneous communications, representations, or agreements between the Parties, whether oral or written. No term included in any confirmation, acceptance, or any other similar document from Delegator in connection with this Agreement will apply to this Agreement or have any force or effect.

15.14Modifications. Any modification or amendment to this Agreement must be in writing signed by both Parties or is null and void.

15.15Paramountcy. Without limiting the foregoing, if there would otherwise be any legally binding agreement involving Delegator and Yuma that is implied by or embodied in the protocols of the Supported Blockchain that conflicts or is inconsistent with this Agreement, this Agreement shall prevail over such other agreement to the extent of the inconsistency.

15.16Counterparts. Each Party may execute and deliver this Agreement in a digital counterpart.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the Effective Date.

TAO SYNERGIES INC.

By:	/s/ Josh Silverman
Name:	Josh Silverman
Title:	Executive Chairman

YUMA VALIDATOR, LLC

By:	/s/ Yuma Holdings, LLC, its sole member
Name:	Evan Malanga
Title:	Chief Revenue Officer

SCHEDULE A

SERVICE LEVEL AGREEMENT

1.Availability Commitments

1.1Validator: Actual Uptime of 99%, once validators are live on the Supported Blockchain. Validator Actual Uptime for a given subnet validator post- deployment will have certain criteria directly controllable internally to Yuma, which include:

a.	Validator upgrades once made available from a given subnet developer;
b.	Infrastructure configurations to resolve subnet-specific issues that are otherwise controllable by Yuma staff.
c.	Where technically feasible, 24/7 monitoring and alerting internal to Yuma on critical validator infrastructure.
d.	Yuma will ensure that validator health is achieved through constant validator monitoring.
e.	Yuma will ensure contingency strategies are in place to help reduce where possible the outage of key infrastructure services.

2.Exclusions From Uptime Calculations

2.1Assumption: Areas not controllable by Yuma shall be excluded from uptime related issues. Such issues are handled on a case-by-case basis through subnet-specific interaction on resolution statuses or new upgrades. The following list is not exhaustive of these common scenarios:

a.	Supported Blockchain network outages;
b.	Misconfigurations caused by a given subnet;
c.	Changing of configuration files or dependencies by a given subnet;
d.	No upgrades, updates, or status bulletins provided by a given subnet;
e.	Misconfiguration issue or otherwise nonfunctional update provided by a given subnet;
f.	Third Party Service Provider or other Yuma dependent third party infrastructure outages;
g.	Third Party Service Provider failures or malfunctions, downtimes attributable to failures, acts or omissions of Third Party Service Providers.

Schedule A-1

2.2External Entity Interference: Downtimes arising due to actions of third parties, including security breaches, denial of service attacks, and viruses. Yuma shall maintain its software and system security in accordance with industry standards.

3.Definitions. For The Purposes Of This Sla:

“Actual Uptime” shall mean Total Scheduled Availability minus Downtime, divided by total scheduled availability.

“Authorized User” shall mean an individual responsible for validator monitoring and designated by Yuma from time to time.

“Critical Defect” means any demonstrable Defect in the root staking validator that: (a) causes the root staking validator to have a significant loss of utility of intended function; (b) causes or is likely to cause data to be lost or destroyed; or (c) prevents the root staking validator from being accessed by the Authorized User.

“Defect” means a failure of the root staking validator to perform substantially in accordance with the Documentation.

“Downtime” shall mean time (in minutes) that the root staking validator is not accessible to Customer or is not functioning materially as expected for reasons other than Maintenance or Force Majeure. Downtime in relation to validator operations and root staking consists of the following key area; 1) Rewards not paid out to the customer through root staking validator operations.

“Interim Resolution” shall mean there is a current validation reward payout being demonstrated across root staking as a whole.

“Low Defect” means any demonstrable Defect that: (a) causes a function to not execute as documented without a significant loss of utility of intended functionality; or (b) disables one or more nonessential functions.

“Maintenance” shall mean time (in minutes) that an individual root staking validator is not accessible to you or is not functioning materially as expected due to maintenance of the root staking validator or Platform, including for maintenance and upgrading of the software and hardware used by Yuma to provide the root staking validator or emergency maintenance to prevent an anticipated outage or reduction in performance. Scheduled maintenance shall only be performed on no less than three days’ prior notice.

“Medium Defect” means any demonstrable Defect in the root staking validator that causes the validator to operate improperly, but which error does not rise to the level of a Critical Defect.

“Permanent solution” shall mean root validation and corresponding validators are running at an optimal level within Yuma’s control.

“Response” shall mean notification of an issue has been logged and is being tracked, awaiting assignment.

Schedule A-2

“Total Scheduled Availability” shall mean 24 hours a day, 7 days a week, 365/6 days a year, excluding Maintenance and Force Majeure.

“Third Party Service Provider” shall mean all services and technology relied upon by Yuma but that are outside of the control of Yuma.

4.Service Failure: In The Event That The Actual Uptime For Validators Is Less Than 99% Of Total Scheduled Availability In Any Calendar Month, Yuma Shall Provide A Credit To Customer Against The Commission Rate Payable To Yuma Hereunder For The Following Invoicing Cycle Based On The Actual Uptime Achieved For Any Such Month (Each, A “Service Credit).

5.Defects: Defects Shall Be Reported By The Authorized User And Categorized By Yuma As Critical Defects, Medium Defects Or Low Defects. If The Authorized User Disagrees With Yuma’s Classification, The Authorized User Shall Advise Yuma Of Such Disagreement, And The Parties Shall Use Commercially Reasonable Efforts To Resolve The Conflict.

*Yuma shall use reasonable best efforts to adhere to the following response and restoration time frames:

Defect Type	Response	Interim Resolution	Permanent Solution	Update Frequency
Critical	30 Minutes	12 Hours	2 Days	Hourly for the first 12 hours
Medium	1 Day	2 Days	1 Week	N/A
Low	3 Days	30 Days	Next Release	N/A

Schedule A-3